Exhibit 10.1

KEEPWELL AGREEMENT

This KEEPWELL AGREEMENT (this “Agreement”) is entered into as of April 10, 2006  (the “Effective Date”) by and between DUKE CAPITAL LLC, a Delaware limited liability company (“Duke Capital”) and THE CINCINNATI GAS & ELECTRIC COMPANY, an Ohio corporation (“CG&E”) (Duke Capital and CG&E are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2005, as amended (the “Merger Agreement”) by and among Duke Energy Corporation (formerly Duke Energy Holding Corp.), a Delaware corporation (“Duke Energy”), Cinergy Corp., a Delaware corporation (“Cinergy”) and the other parties thereto, the Mergers and the Restructuring Transactions (as defined therein) have been consummated;

WHEREAS, as a result thereof, Cinergy and Duke Capital are direct wholly-owned subsidiaries of Duke Energy, and each of CG&E and Duke Energy North America, LLC, a Delaware limited liability company (“DENA”), is an indirect wholly-owned subsidiary of Duke Energy;

WHEREAS, DENA is an indirect wholly-owned subsidiary of Duke Capital;

WHEREAS, immediately prior to the Effective Date, each of Duke Energy Hanging Rock, LLC; Duke Energy Washington, LLC; Duke Energy Vermillion, LLC (“Duke Vermillion”), Duke Energy Fayette, LLC; and Duke Energy Lee, LLC (collectively, the “DENA Midwest Companies”) was a direct or indirect wholly-owned subsidiary of DENA;

WHEREAS, each DENA Midwest Company is a single-purpose entity that owns all of, or solely with respect to Duke Vermillion, a 75 percent undivided ownership interest in (and, except with respect to Duke Vermillion, operates), an electric generation facility located in the Midwest United States;

WHEREAS, pursuant to section 4.08 of the Merger Agreement, following receipt of all required consents and approvals, as promptly as practicable on or after the Effective Date, (i) DENA, Duke Capital and other applicable subsidiaries of Duke Energy shall distribute upstream successively to Duke Energy, and Duke Energy thereupon shall contribute to Cinergy, which in turn shall contribute to CG&E, the DENA Midwest Companies; and (ii) CG&E shall cause each of the DENA Midwest

Companies to merge with and into CG&E, with CG&E being the surviving legal entity in each such merger (collectively, the “CG&E/DENA Mergers”); and

WHEREAS, Duke Capital is willing to ensure that the acquisition as hereinabove described by CG&E of the DENA Midwest Companies does not result in CG&E sustaining any cash deficits resulting from its ownership and operation of the Facilities (as defined below), subject to the terms and provisions of this Agreement (it being understood that CG&E shall be entitled to all cash surpluses resulting from its ownership and operation of the Facilities, subject to the terms and provisions of this Agreement);

NOW, THEREFORE, to that end and in consideration of the premises and the mutual benefits to arise from this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.             Definitions.  Except to the extent otherwise expressly provided herein, the capitalized terms used in this Agreement shall have the meanings defined in this Section.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Costs” shall mean for any calendar quarter the sum of (a) prudently incurred actual natural gas costs in respect of natural gas consumed by the Facilities; (b) prudently incurred direct transportation and storage costs associated with the gas consumed; (c) prudently incurred related natural gas imbalance costs; (d) costs realized pursuant to hedging activities in accordance with the Protocols referred to in Section 7; (e) prudently incurred costs incurred by CG&E under and in compliance with the Transferred Contracts; and (f) prudently incurred costs described below to the extent the costs were actually incurred by CG&E:

(i)            Facilities Work Force Wages and Salaries:  The actual wages, salaries and incentives paid or provided to employees working at, or principally in support of, the Facilities together with an appropriate allocation of costs relating to payroll insurance and taxes, group medical, life insurance and other employee benefits including vacation, holidays and salary continuation;

(ii)           Transportation, Travel and Relocation Expense.  The cost of transportation , travel and relocation expense of the Facilities’ work force in accordance with CG&E’s established policies;

(iii)          Communication Expense.  The actual cost of postage, long distance telephone, cellular phone, and teletype expense incurred in the direct operation of the Facilities;

(iv)          Computer Services.  The actual cost of computer services expenses incurred in the direct operation of the Facilities;

(v)           Materials and Equipment.  The actual cost of equipment,  consumables, materials, supplies, spare parts, tools and miscellaneous supplies used by the Facilities to the extent not capitalized under CG&E’s capitalization policy;

(vi)          Transportation of Materials and Equipment.     The actual cost of transportation expense related to materials and equipment for the Facilities, including the cost of loading, hauling, unloading, and insurance;

(vii)         Subcontracts.     The actual cost of subcontracts relating to operation of the Facilities to the extent not capitalized under CG&E’s capitalization policy;

(viii)        Utilities.     The actual cost of all water, sewer, electricity, telephone, waste disposal and other utilities for the Facilities;

(ix)           Legal Expenses.     The actual cost of attorneys’ fees and costs incurred in connection with any labor or commercial matter related to the operation of the Facilities;

(x)            Claims and Judgments.     The actual cost of attorneys’ fees, costs, settlements, and/or judgments incurred in connection with any litigation, claims or disputes arising out of or in connection with the ownership and operation of the Facilities,  except (A) those expenses, fines and penalties resulting from CG&E’s negligent acts or omissions or its operation of the Facilities in a manner in violation of this Agreement or any law, or government regulation, order or consent decree, (B) those expenses, fines and penalties resulting from CG&E’s gross negligence or willful misconduct, and (C) fees, costs, settlements, and/or judgments for which CG&E is reimbursed by proceeds of insurance;

(xi)           Capital Equipment and Expenditures.  The incremental depreciation associated with the purchase of a capital item or other capital expenditure, as defined by CG&E’s capitalization policy, on or after the Effective Date;

(xii)          Permit Costs.  The actual costs for the procurement or maintenance of environmental or other governmental permits for the Facilities, including fees and periodic testing;

(xiii)         Insurance Expenses.  The premiums and other cost incurred by CG&E to maintain necessary and prudent insurance coverage; and

(xiv)        Other.  All other actual direct costs prudently incurred in connection with the Facilities, including but not limited to independent system operator/regional transmission organization charges (such as operating balancing reserve charges and administrative fees (but excluding, for the avoidance of doubt, uninstructed deviation penalties)) and the cost of emission allowances expensed for the period.

“Cumulative Operating Deficit” shall mean for any quarter in a calendar year the deficit, if any, that results from adding the Deficit or Surplus, as the case may be, for such quarter to all Deficits and/or Surpluses for all previous quarters in such calendar year. For the avoidance of doubt, Deficits and Surpluses from previous calendar years shall not be counted in calculating the Cumulative Operating Deficit.

“Contribution Payment Amount” shall mean for any quarter in a calendar year an amount equal to the Cumulative Operating Deficit for such quarter, if any, restated as a positive number, (i) reduced by any Contribution Payment Amounts paid by Duke Capital with respect to previous quarters of such year, and (ii) increased by any Cumulative Refund Amounts paid by CG&E with respect to previous quarters of such year.  Notwithstanding the previous sentence, for any quarter in which there is a Surplus the Contribution Payment Amount for such quarter shall be $0.00.

“Cumulative Refund Amount” shall mean for any quarter in a calendar year in which there is a Surplus an amount equal to: (i) the total of Contribution Payment Amounts paid by Duke Capital with respect to previous quarters of such year reduced by (ii) (a) the total of Cumulative Refund Amounts paid by CG&E with respect to previous quarters of such year plus (b) the Cumulative Operating Deficit.  For any quarter in which there is a Deficit the Cumulative Refund Amount shall be $0.00.

“Deficit” shall mean for a particular calendar quarter the amount, if any, expressed as a negative number, by which the total Costs attributable to operating the Facilities during such quarter exceed the total Revenues generated by operating the Facilities.  In making  such calculation: (i) for a calendar quarter in which CG&E acquires or disposes of its direct or indirect ownership interest in a Facility, only those Costs and Revenues attributable to the period of ownership by CG&E shall be counted; and (ii) in instances where CG&E has less than a 100% ownership interest in a Facility, whether direct or indirect, only a proportionate share of the Costs and Revenues as determined in relation to CG&E’s ownership share shall be counted.

“Duke Capital LOC” shall mean one or more irrevocable standby letters of credit issued by one or more (i) United States banks or (ii) non-United States banks maintaining United States branches, in each case having a minimum rating of A by Standard & Poor’s or A2 by Moody’s, having a term of one-year subject to renewal or replacement for successive one-year periods for the term of this Agreement, and providing for the payment of Contribution Payment Amounts under the provisions of this Agreement in an aggregate amount not less than the total budgeted amount of operations and maintenance expense and capital expenditures, less total budgeted operating revenues, for the

Facilities for the year in question, in form and substance mutually agreeable to the Parties.

“Facility” or “Facilities” shall mean, respectively, each of, or the collective reference to one or more of, the following electric generation facilities to the extent and only during the period that it is owned, directly or indirectly, in whole or in part by CG&E:

The Fayette Energy Facility, a natural gas-fired combined cycle generating facility located near Masontown, Pennsylvania with a nominal capacity of 620 MW;

The Hanging Rock Energy Facility, a natural gas-fired electric generation plant located in Lawrence County, Ohio with a nominal capacity of 1,240 MW;

The Lee Energy Facility, a natural gas-fired, simple cycle electric generation plant located in Lee County, Illinois with a nominal capacity of 640 MW;

The Vermillion Energy Facility, a 648 MW gas-fired generation facility located in Vermillion County, Indiana; and

The Washington Energy Facility, a natural gas-fired electric generation facility located in Washington County, Ohio with a nominal capacity of 620 MW.

“Investment Grade” shall mean a rating of long term debt securities that is equal to or better than Baa3, if the rating is provided by Moody’s, and BBB-, if the rating is provided by Standard and Poor’s.

“LIBOR” means, for any day, the rate equal to the arithmetic mean of the listed banks’ offer rates for one-month U.S. Dollar deposits fixed at 11:00 a.m. London time as shown on the Telerate screen on such day, provided banks are open for business in London, Houston and New York on such day (“Banking Day”), and if such day is not a Banking Day, then on the next Banking Day

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Revenues” shall mean for any calendar quarter the sum of the following amounts earned or accrued during such quarter: (a) actual megawatt-hours generated by the Facilities multiplied by the locational marginal prices at the applicable commercial pricing nodes in the regional transmission organizations in which the Facilities are located; (b) all capacity revenues generated by the Facilities; (c) all Facility-specific ancillary services revenues; (d) revenues received by CG&E under the Transferred Contracts; and (e) revenues realized pursuant to hedging activities in accordance with the Protocols referred to in Section 7.

“Standard & Poor’s” shall mean Standard & Poor’s Rating Group, a division of McGraw Hill Co., Inc.

“Surplus” shall mean for a particular calendar quarter the amount, if any, expressed as a positive number, by which the total Revenues generated by operating the Facilities exceed or equal the total Costs attributable to operating the Facilities during such quarter.  In making  such calculation: (i) for a calendar quarter in which CG&E acquires or disposes of its direct or indirect ownership interest in a Facility, only those Costs and Revenues attributable to the period of ownership by CG&E shall be counted; and (ii)  in instances where CG&E has less than a 100% ownership interest in a Facility, whether direct or indirect, only a proportionate share of the Costs and Revenues as determined in relation to CG&E’s ownership share shall be counted.

“Transferred Contracts” has the meaning set forth on Exhibit A.

2.             Contribution Obligation.  Within 60 Calendar Days after the end of each calendar quarter, Duke Capital shall pay to CG&E the Contribution Payment Amount, if any, for such quarter.  In the event that Duke Capital shall fail to pay to CG&E the Contribution Payment Amount within five Business Days of the date on which such payment is required to be made pursuant to this Section 2, then the Contribution Payment Amount shall accrue interest from such date through (and including) the date of actual payment at a rate equal to LIBOR (for such day and as redetermined monthly) plus 2.0% per annum.

3.             Refund Obligation.  Within 60 Calendar Days after the end of each calendar quarter, CG&E shall pay to Duke Capital the Cumulative Refund Amount, if any, for such quarter.  In the event that CG&E shall fail to pay to Duke Capital the Cumulative Refund Amount within five Business Days of the date on which such payment is required to be made pursuant to this Section 3, then the Cumulative Refund  Amount shall accrue interest from such date through (and including) the date of actual payment at a rate equal to LIBOR (for such day and as redetermined monthly) plus 2.0% per annum.

4.             Term.  This Agreement shall take effect on the Effective Date and, unless the Parties otherwise agree, shall expire upon the tenth anniversary of the Effective Date.

5.             Survival of Payment Obligations.  The obligation of Duke Capital to pay the Contribution Payment Amount, if any, with respect to the last calendar quarter of the term of this Agreement shall survive the expiration of this Agreement. The obligation of CG&E to pay the Cumulative Refund Amount, if any, with respect to the last calendar quarter of the term of this Agreement shall survive the expiration of this Agreement.

6.             Separate Books and Records.  CG&E agrees to maintain such books and records in respect of the Facilities as shall be sufficient to enable the accurate calculation of amounts, if any, to be paid by or refunded to Duke Capital pursuant to this Agreement.  For the avoidance of doubt, the parties understand and acknowledge that all Costs and Revenues shall be calculated by CG&E using amounts recorded in CG&E’s accounting books and records for the applicable calendar quarter.

7.             Implementation Rules, Procedures and Practices.  The Parties shall by mutual agreement establish rules, procedures and practices to be used by the Parties in implementing this agreement (“Protocols”).  The Protocols shall address, among other things, the results realized by CG&E, and the appropriate allocation thereof to the Facilities, in respect of hedging arrangements established by or on behalf of CG&E on or after the Effective Date (excluding, for the avoidance of doubt, any results realized by CG&E or any other affiliate thereof from settlements under or liquidation of the Transferred Contracts) with respect to inputs (e.g., natural gas and emission allowances) and outputs (e.g., power, capacity and ancillary services) of the Facilities.

8.             Letter of Credit or Other Credit Support.  If during the term of this Agreement the senior long-term, unsecured debt securities of Duke Capital cease to have an Investment Grade rating from either Moody’s or Standard and Poor’s, Duke Capital shall deliver to CG&E the Duke Capital LOC, provided that the Duke Capital LOC may be terminated by Duke Capital at such point as it regains an Investment Grade rating of its senior long-term, unsecured debt securities.  The Duke Capital LOC shall be redelivered to CG&E at any subsequent time when such debt securities cease to be Investment Grade.  As an alternative to delivering the Duke Capital LOC as provided in this section, Duke Capital may request and cause to be delivered to CG&E a guarantee of all of its payment obligations hereunder by Duke Energy, in a form reasonably satisfactory to CG&E and Duke Energy, to be in effect during all such times as the Duke Capital LOC would otherwise be required hereunder.

9.             Representations and Warranties.  Each of CG&E and Duke Capital represents and warrants that it is a validly existing corporation or limited liability company in good standing under the laws of its jurisdiction of organization; it is duly authorized to execute, deliver and perform this Agreement; that this Agreement has been duly executed and delivered on behalf of CG&E and Duke Capital; that this Agreement is a legal, valid and binding obligation of each of CG&E and Duke Capital, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that each of CG&E’s and Duke Capital’s execution, delivery and performance of this Agreement does not violate or constitute a breach of its organizational documents or any material agreement or instrument to which CG&E or Duke Capital is a party.

10.          Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and assigns; provided, however, neither CG&E nor Duke Capital shall be permitted to assign any of its respective rights or obligations under this Agreement without the prior written consent of the other.

11.          Severability.  The provisions of this Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

12.          Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties, and no provision of this Agreement shall be deemed to confer upon third parties any rights, remedies, claims or cause of action.

13.          Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)           If to Duke Capital, to:

526 South Church Street

Charlotte, NC 28201

 (b)          If to CG&E, to:

139 East Fourth Street

Cincinnati, Ohio 45202

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier.

14.          Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of laws.

15.          Waivers; Amendments.  Neither this Agreement nor any provision hereof may be waived, modified, altered or amended or terminated except by a written instrument executed by Duke Capital and CG&E.

16.          Counterparts.  This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original.

17.          Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous oral and written negotiations, commitments, and understandings of the Parties with respect to the Parties’ respective rights and obligations set forth herein.  There exist no other understandings, terms or conditions, written or oral, related to the rights and obligations established by this Agreement, and neither Party has relied on any representation, express or implied, not contained herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DUKE CAPITAL LLC

By:
Name:
Title:

THE CINCINNATI GAS & ELECTRIC COMPANY

By:
Name:
Title:

EXHIBIT A
TRANSFERRED CONTRACTS

“Transferred Contracts” means the contracts, agreements and instruments to which any of the DENA Midwest Companies is a party immediately prior to the consummation of the CG&E/DENA Mergers and with respect to which, upon consummation thereof, CG&E succeeds as a matter of law to the rights and obligations of the respective DENA Midwest Companies thereunder.